UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

October 26, 2005
(Date of earliest event reported)

FOX & HOUND RESTAURANT GROUP
(Exact name of registrant as specified in its charter)

DELAWARE	000-22753	52-2016614
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 NORTH WATERFRONT PARKWAY, SUITE 310, WICHITA, KANSAS	67206
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (316) 634-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 26, 2005 Charles Lieberman, individually and as Trustee for David J. Lieberman Trust, Michael S. Lieberman Trust, Jeremy A. Lieberman Trust, and David J. Lieberman (collectively, "Liberman") filed a Class Action Complaint (the "Complaint") in the Delaware Court of Chancery sitting in New Castle County against the Company; Steven M. Johnson, the Company's director and Chief Executive Officer; Gary M. Judd, the Company's director and President; James K. Zielke, the Company's director and Chief Financial Officer and Secretary; Dennis L. Thompson, C. Wells Hall, III, E. Gene Street, John D. Harkey, Jr., Nestor R. Weigand, Jr., and James T. Morton, all directors of the Company.

      The Complaint, brought on behalf of Lieberman and all of the Company's public common stockholders, other than the individual defendants (and any person, trust, corporation or other entity related or affiliated with any of the defendants), alleges that the transaction contemplated in the previously disclosed letter of intent (the "Letter of Intent") with Levine Leichtman Capital Partners ("LLCP") for the acquisition of the Company's outstanding common stock would injure the plaintiffs. In particular, the Complaint alleges that the consideration proposed to be paid to the Company's stockholders would be unfair and inadequate and would result in the Company's senior management benefiting at the expense of the Company's stockholders. The Complaint alleges that the Company's directors have failed to make an informed decision, and have breached their fiduciary duty owed to the Company's stockholders by failing to appropriately evaluate the Company's net worth and obtain the best value for the Company's stockholders.

      In the Complaint, Lieberman seeks to preliminarily and permanently enjoin the defendants from engaging in the transaction proposed by the Letter of Intent, obtain an award for the damages to the Company's public stockholders, and award the plaintiffs their costs and attorneys' fees.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX & HOUND RESTAURANT GROUP (Registrant)
October 26, 2005 (Date)	/s/ JAMES K. ZIELKE James K. Zielke Chief Financial Officer, Secretary, and Treasurer (Duly Authorized Officer)